CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated August 25, 2011 on the financial statements of the Azzad Funds (Azzad Wise Capital Fund, formerly Wise Capital Fund and Azzad Ethical Fund, formally Azzad Ethical Mid Cap Fund) and to all  references to our firm included in or made a part of this Post-Effective Amendment No. 18 under the Securities Act of 1933 and Post-Effective Amendment No. 22 under the Investment Company Act of 1940 to Azzad Funds’ Registration Statement on Form N-1A (File Nos. 333-20177 and 811-08021), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

Abington, Pennsylvania

September 2, 2011